Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

July 2, 2015

NextEra Energy Partners, LP
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:
We are acting as counsel to NextEra Energy Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with its registration statement on Form S‑3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the offer and sale from time to time of up to 2,594,948 common units representing limited partner interests (the “Common Units”) of the Partnership by the selling unitholders named in the Registration Statement, which were issued to the selling unitholders in a private placement of the Common Units. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware Revised Uniform Limited Partnership Act. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that the Common Units are validly issued and the holders of the Common Units have no obligation to make any further payments for the purchase of their Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,

Hogan Lovells US LLP

HOGAN LOVELLS US LLP